Exhibit 99.1

LaBarge, Inc. Reports Higher Sales and Earnings for Fiscal 2011 Second Quarter and First Half

Bookings of New Business Grow 16 Percent from Prior-Year Second Quarter

Net Sales Grow 18 Percent from Prior-Year Second Quarter

Net Earnings Increase 56 Percent from Prior-Year Second Quarter

Management Is Optimistic About Fiscal 2011 Business Outlook

ST. LOUIS--(BUSINESS WIRE)--February 3, 2011--LaBarge, Inc. (NYSE Amex: LB), a provider of electronics manufacturing services (EMS), today announced it achieved significant year-over-year increases in bookings, sales and earnings for its fiscal 2011 second quarter and six months ended January 2, 2011.

“The excellent year-over-year comparisons in fiscal 2011 second-quarter sales and earnings were the result of our outstanding operational execution and higher shipments to natural resources and industrial customers. Bookings of new business also continued to be strong with bookings from defense customers leading the way during the second quarter,” said Craig LaBarge, chairman of the board, chief executive officer and president.

Fiscal 2011 second-quarter net sales grew 18 percent to $81,441,000, compared with $69,000,000 in the fiscal 2010 second quarter. Fiscal 2011 second-quarter net earnings grew 56 percent to $4,412,000, or $0.28 per diluted share, compared with $2,837,000, or $0.18 per diluted share, in the comparable period a year earlier.

Net sales in the fiscal 2011 first half grew 26 percent to $166,889,000, compared with $132,155,000 in the fiscal 2010 first half. Net earnings in the fiscal 2011 first half increased 57 percent to $9,340,000, or $0.59 per diluted share, compared with $5,940,000, or $0.37 per diluted share, in the comparable period a year earlier. The fiscal 2011 first half was one week longer than the comparable period a year earlier due to the fiscal 2011 first quarter consisting of 14 weeks instead of the typical 13 weeks.

Gross margin in the fiscal 2011 second quarter increased 10 basis points to 20.0 percent, compared with 19.9 percent in the fiscal 2010 second quarter.

Selling, general and administrative (SG&A) expense was $9,031,000, or 11.1 percent of sales, in the fiscal 2011 second quarter, compared with $8,858,000, or 12.8 percent of sales, in the fiscal 2010 second quarter.

Operating income in the fiscal 2011 second quarter was $7,250,000, or 8.9 percent of sales, up 50 percent from $4,842,000, or 7 percent of sales, in the fiscal 2010 second quarter.

Interest expense in the fiscal 2011 second quarter was $340,000, compared with $421,000 in the fiscal 2010 second quarter, reflecting lower average debt levels in the current-year period.

Income tax expense in the fiscal 2011 second quarter was $2,505,000, compared with $1,569,000 in the fiscal 2010 second quarter.

Net cash from operating activities in the fiscal 2011 second quarter was $6,507,000 versus $6,405,000 in the fiscal 2010 second quarter.

Total debt at January 2, 2011, was $30,267,000, down 19 percent from $37,327,000 at June 27, 2010, and down 9 percent from $33,335,000 at October 3, 2010. Stockholders’ equity at January 2, 2011, was $125,406,000, up 8 percent from $115,640,000 at June 27, 2010. On December 31, 2010, the Company amended its senior loan agreement to extend the final maturity date to December 31, 2013. The new agreement also included an interest rate reduction to current market levels.

Business Overview

Shipments to customers in the defense, industrial, natural resources and medical market sectors comprised approximately 96 percent of LaBarge’s fiscal 2011 second-quarter net sales.

Shipments to defense customers represented the largest portion of fiscal 2011 second-quarter net sales at 34 percent, compared with 43 percent in the fiscal 2010 second quarter. In actual dollars, fiscal 2011 second-quarter net sales from the defense market sector decreased 7 percent from the comparable period a year earlier.

Shipments to industrial customers represented 24 percent of fiscal 2011 second-quarter net sales, versus 21 percent in the fiscal 2010 second quarter. In actual dollars, fiscal 2011 second-quarter net sales from the industrial market sector increased 31 percent from the comparable period a year earlier, due to increased shipments across a wide range of industrial customers.

Shipments to natural resources customers represented 27 percent of fiscal 2011 second-quarter net sales versus 20 percent in the fiscal 2010 second quarter. In actual dollars, fiscal 2011 second-quarter net sales from the natural resources market sector increased 61 percent from the comparable period a year earlier, largely due to much higher shipments of electronic assemblies and systems to oil-and-gas and wind-power customers.

Shipments to medical customers represented 11 percent of fiscal 2011 second-quarter net sales, versus 10 percent in the fiscal 2010 second quarter. In actual dollars, fiscal 2011 second-quarter net sales from the medical sector grew 25 percent from the comparable period a year earlier. The growth in medical sales from the prior year was the result of increased shipments to several medical sector customers.

Commentary and Outlook

“Our bookings environment continues to be robust, as evidenced by the strong order activity in the fiscal 2011 second quarter, during which bookings increased to $90,194,000, up 16 percent from the comparable period a year earlier. As expected, orders in the defense market sector led the way with second-quarter defense bookings growing 61 percent from the same period a year earlier,” said Mr. LaBarge. “Strong bookings during the current-year second fiscal quarter resulted in backlog at January 2, 2011, increasing to $235,628,000, up 19 percent from $198,727,000 at June 27, 2010, and up 31 percent from $180,528,000 at the end of the fiscal 2010 second quarter. Approximately 81 percent of backlog at January 2, 2011, was scheduled to ship in the following 12 months.

“The overall outlook for our 2011 fiscal year remains positive, with significant year-over-year growth from last year’s record sales and earnings. Based on the mix of business currently scheduled to ship during the balance of the fiscal year, we now expect net sales of $330 million to $337 million, and diluted earnings per share of $1.13 to $1.17. This compares with net sales of $289.3 million and diluted earnings per share of $0.93 in the 2010 fiscal year. For the fiscal 2011 third quarter, we believe results will be similar to the second-quarter results announced today. We anticipate strong order activity to continue throughout the balance of the current fiscal year, led largely by customers in the defense and natural resources market sectors,” said Mr. LaBarge.

Today's Conference Call Webcast

Today, at 10 a.m. ET (9 a.m. CT), LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company’s fiscal 2011 second quarter. The webcast can be accessed on the Internet through http://viavid.net/dce.aspx?sid=00008036 and the investor relations calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same locations on the Internet. Any financial or statistical information presented during the call, including any non-GAAP financial measures, the most directly comparable GAAP measures and reconciliation to GAAP results, can be accessed via the news and events area of http://www.labarge.com.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania, Texas and Wisconsin. The Company’s Web site address is http://www.labarge.com.

(Financial tables follow.)

LaBarge, Inc. CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (amounts in thousands, except share and per-share amounts)

	Three Months Ended		Six Months Ended
	January 2, 2011	December 27, 2009	January 2, 2011	December 27, 2009
Net sales	$81,441	$69,000	$166,889	$132,155

Cost of sales	65,160	55,300	133,177	106,225
Gross profit	16,281	13,700	33,712	25,930

Selling and administrative expense	9,031	8,858	18,432	16,948
Operating income	7,250	4,842	15,280	8,982

Interest expense	340	421	738	929
Other (income) expense, net	(7)	15	(13)	39
Earnings before income taxes	6,917	4,406	14,555	8,014

Income tax expense	2,505	1,569	5,215	2,074
Net earnings	$4,412	$2,837	$9,340	$5,940

Basic net earnings per common share	$0.28	$0.18	$0.60	$0.38

Average basic common shares outstanding	15,695	15,756	15,690	15,750

Diluted net earnings per common share	$0.28	$0.18	$0.59	$0.37

Average diluted common shares outstanding	15,943	16,041	15,925	16,047

LaBarge, Inc. CONSOLIDATED BALANCE SHEETS (amounts in thousands, except share and per-share amounts)

	January 2, 2011	June 27, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,443	$2,301
Accounts and other receivables, net	42,104	46,807
Inventories	71,826	64,536
Prepaid expenses	1,380	1,062
Deferred tax assets, net	3,666	3,655
Total current assets	121,419	118,361
Property, plant and equipment, net of accumulated depreciation of $38,517 at January 2, 2011, and $35,704 at June 27, 2010	27,710	28,536
Intangible assets, net	8,026	9,076
Goodwill	43,424	43,424
Other assets	5,083	5,125
Total assets	$205,662	$204,522

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,217	$12,069
Trade accounts payable	25,010	26,538
Accrued employee compensation	13,706	14,625
Other accrued liabilities	2,981	3,712
Cash advances from customers	4,333	2,921
Total current liabilities	56,247	59,865
Long-term advances from customers for purchase of materials	307	46
Deferred tax liabilities, net	2,733	2,494
Deferred gain on sale of real estate and other liabilities	919	1,219
Long-term debt	20,050	25,258
Stockholders’ equity:
Common stock, $0.01 par value. Authorized 40,000,000 shares; 15,958,839 issued at both January 2, 2011, and June 27, 2010, including shares in treasury	160	160
Additional paid-in capital	13,896	14,582
Retained earnings	113,167	103,827
Accumulated other comprehensive loss	(192)	(222)
Less cost of common stock in treasury shares of 139,351 at January 2, 2011, and 234,651 at June 27, 2010	(1,625)	(2,707)
Total stockholders’ equity	125,406	115,640
Total liabilities and stockholders’ equity	$205,662	$204,522

LaBarge, Inc. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (amounts in thousands)

	Six Months Ended
	January 2, 2011	December 27, 2009
Cash flows from operating activities:
Net earnings	$9,340	$5,940
Adjustments to reconcile net cash provided by operating activities:
Loss on disposal of property, plant and equipment	—	44
Depreciation and amortization	4,269	4,516
Amortization of deferred gain on sale of real estate	(240)	(240)
Share-based compensation	730	703
Deferred taxes	196	576
Changes in operating assets and liabilities:
Accounts and other receivables, net	4,703	2,735
Inventories	(7,290)	(2,698)
Prepaid expenses	(193)	(79)
Trade accounts payable	(2,022)	3,472
Accrued liabilities	(1,622)	1,570
Cash advances from customers	1,673	(3,872)
Net cash provided by operating activities	9,544	12,667
Cash flows from investing activities:
Additions to property, plant and equipment	(1,766)	(2,612)
Proceeds from disposal of property, equipment and other assets	15	14
Additions to other assets	(106)	(487)
Net cash used by investing activities	(1,857)	(3,085)
Cash flows from financing activities:
Borrowings on revolving credit facility	21,150	850
Payments of revolving credit facility	(21,150)	(850)
Repayments of long-term debt	(7,060)	(4,080)
Transaction costs related to bank financing	(125)	—
Excess tax benefits from stock option exercises	36	387
Remittance of minimum taxes withheld as part of a net share settlement of stock option exercises	(562)	(841)
Issuance of treasury stock	166	140
Purchase of treasury stock	—	(686)
Net cash used by financing activities	(7,545)	(5,080)
Net increase in cash and cash equivalents	142	4,502
Cash and cash equivalents at beginning of period	2,301	4,297
Cash and cash equivalents at end of period	$2,443	$8,799

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.’s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time. These forward-looking statements speak only as of the date such statements were made, or as of the date of the report or document in which they are contained, and the Company undertakes no obligation to update such information.

CONTACT:
LaBarge, Inc.
Colleen Clements, 314-812-9409
colleen.clements@labarge.com